Exhibit 10.2

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
March 9, 2026

Divina Santiago
[Address]
[Address]

Dear Divina:

In recognition of your continued growth and leadership, I am very pleased to confirm your title change to Vice President, Controller and Chief Accounting Officer, continuing to report to me. This remains as an Executive - Level 4 position and is effective April 1, 2026.

Specific compensation details are as follows:

Base Salary: Your annualized rate of pay will be $385,237, paid pursuant to customary payroll practices, subject to applicable withholdings. Your next salary review will be effective April 2027. Subsequent salary reviews will be made effective in April of each year, or on another date designated by the Company for a given year.

AIP Award: You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) at your current target AIP opportunity of 40% of base salary, subject to applicable withholdings. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable laws and at the discretion of the Company.

Long-Term Incentive (LTI): You will continue to be eligible for an annual LTI award, now with a target opportunity of 70% of base salary, effective with the 2026 annual grant. Executive LTI awards are currently delivered via a mix of Performance Units and Restricted Stock Units. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable laws and at the discretion of the Company.

Other Benefits: You will continue to receive an annual executive benefit allowance in the amount of $40,000, which will be paid in installments with your normal payroll cycle.

Stock Ownership Requirement: You will continue to be required to comply with the Company’s Stock Ownership Policy with a minimum ownership requirement of 1X your base salary. You must maintain this ownership requirement in accordance with the policy. You must achieve and maintain this ownership requirement in accordance with the policy
Section 16 Designation: You will continue to be designated as a Section 16 officer under U.S. securities laws. As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions. You should discuss these matters with the Company’s Corporate Secretary.

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
Executive Severance Plan: You will continue to be an eligible participant in the Avery Dennison Executive Severance Plan at the multiplier of 1X for Level 4 executives.
All other aspects of your compensation and benefits you receive as an employee will remain the same. As a condition of these adjustments to your title and compensation, we need to receive a signed and dated copy of this letter.
Congratulations on this well-deserved recognition. If you have any questions, please let me know.

Sincerely,

/s/ Gregory S. Lovins

Greg Lovins
SVP and CFO

Accepted by: /s/ Divina F. Santiago        Date: March 12, 2026